EXHIBIT 21




                 SUBSIDIARIES OF THE REGISTRANT






                                 STATE/COUNTRY OF
NAME INCORPORATION                 ORGANIZATION           BUSINESS NAME


Charles Needham Industries, Inc.      Texas      	 Kysor/Needham

Westran Corporation                  Michigan     	 Kysor/Westran

Kysor Europe Marketing               England      	 Kysor/Europe

Kysor Industries, S.A.               Belgium      	 Kysor/Europe

Kysor/Warren Refrigeration GmbH     Germany       	 Kysor/Warren
                                                  	 Refrigeration GmbH

Kysor/Warren - U.K.               United Kingdom  	 Kysor/Warren

Kysor/Asia Ltd.                      Korea        	 Kysor/Asia Ltd.

Kysor/Kalt, Inc.                     Michigan       	 Kysor/Kalt